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                                                                    Exhibit 23.5

                           [Merrill Lynch letterhead]


                                              Investment Banking Group

                                              World Financial Center
                                              North Tower
                                              New York, New York  10281-1324


                                              February 25, 1997


         We hereby consent to the use of our opinion letter dated as of November 12, 1996 to the Special Committee of the Board of Directors of AES China Generating Co. Ltd. (the "Company") included as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed amalgamation of the Company with a wholly owned subsidiary of The AES Corporation and to the references to such opinion in such Proxy Statement/Prospectus under the caption "Opinion of the Special Committee's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           MERRILL LYNCH, PIERCE, FENNER &
                                             SMITH INCORPORATED